Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193534 on Form S-8 and Registration Statement No. 333-202449 on Form S-3 of our reports dated March 30, 2016, relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries, and the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries' internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Santander Consumer USA Holdings Inc. for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 30, 2016